Exhibit 99.2

RXi PHARMACEUTICALS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The RXi Pharmaceuticals Corporation Employee Stock Purchase Plan (the “Plan”) is intended to enable eligible employees of RXi Pharmaceuticals Corporation (“RXi”) and such of its Subsidiaries as the Board of Directors of RXi (the “Board”) may from time to time designate (RXi and such Subsidiaries being hereinafter referred to as the “Company”) to use payroll deductions to purchase shares of common stock, $0.0001 par value of RXi (such common stock being hereafter referred to as “Stock”), and thereby acquire an interest in the future of RXi. For purposes of the Plan, a “Subsidiary” is any corporation that would be treated as a subsidiary of RXi under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to qualify under Section 423 of the Code and will be construed accordingly.

SECTION 2. RIGHT TO PURCHASE STOCK

Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock available for sale pursuant to the exercise of options (“Stock Rights”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”) is 451,333. The Stock to be delivered upon exercise of Stock Rights under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board may determine. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Stock subject to such Stock Right shall again be available for sale pursuant to the exercise of Stock Rights under the Plan.

SECTION 3. ELIGIBLE EMPLOYEES

Subject to the exceptions and limitations set forth below, each Employee will be eligible to participate in the Plan on or after the first day of the month following his or her date of hire with respect to an Purchase Period beginning on or after such date.

(a) Any Employee who immediately after the grant of a Stock Right would own (or pursuant to Section 423(b)(3) of the Code would be deemed to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporation, as defined in Section 424 of the Code, will not be eligible to receive a Stock Right to purchase Stock pursuant to the Plan.

(b) No Employee will be granted a Stock Right under the Plan that would permit his or her rights to purchase shares of stock under all employee stock purchase plans of the employer corporation and parent and subsidiary corporations to accrue at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time under Section 423 of the Code or any successor provision) in fair market value of such stock (determined at the time the Stock Right is granted) for any calendar year during which any such Stock Right granted to such Employee is outstanding, as provided in Section 423 of the Code.

SECTION 4. METHOD OF PARTICIPATION

Unless otherwise determined by the Compensation Committee of the Board (the “Committee”), the “Purchase Periods” shall be the six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year. Except as provided in Section 11, each person who will be an Eligible Employee on the first day of any Purchase Period may elect to participate in the Plan by executing and delivering, by such deadline prior thereto as the Committee may specify (the “Enrollment Deadline”), a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant (“Participant”) on the first day of such Purchase Period and will remain a Participant until his or her participation is terminated as provided in the Plan.

SECTION 5. PAYROLL DEDUCTION

Each payroll deduction authorization will request withholding at a percentage of Compensation per payroll period within a range specified by the Committee for the applicable Purchase Period. Withholding will be accomplished by means of payroll deductions from payroll periods ending in the Purchase Period. For purposes of the Plan, “Compensation” means wages, tips and other compensation reported on a Participant’s Form W-2, plus compensation that is not currently includible in the Participant’s gross income by reason of the application of Code Sections 125, 132(f)(4), 402(e)(3), 401(k), 402(h)(1)(B), 414(h), 403(b), or 457(b), and excluding reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation (other than deferrals permitted by reason of one of the Code sections mentioned above), welfare benefits. Compensation shall include only that compensation that is actually paid to the Participant during the applicable Plan Year and while the employee is a Participant in the Plan. A Participant may not change his or her withholding rate once during a Purchase Period. However, a Participant may change his or her withholding rate for subsequent Purchase Periods by filing a new payroll deduction authorization with the Company on or before the Enrollment Deadline for the Purchase Period for which the change is to be effective. In addition, a Participant may cancel his or her participation in a Purchase Period as set forth in Section 11. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account maintained in the Participant’s name on the books of the Company. Amounts credited to the withholding account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

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SECTION 6. GRANT OF STOCK RIGHTS

Each person who is a Participant on the first day of a Purchase Period will be granted, as of such day and for such Purchase Period, a Stock Right entitling the Participant to acquire shares of Stock equal in number to the lesser of:

(a) the whole number (disregarding any fractional share amount) determined by dividing $12,500 by the fair market value of one share of Stock on the first day of the Purchase Period; and

(b) the whole number (disregarding any fractional share amount) determined by dividing (i) the balance credited to the Participant’s withholding account on the last day of the Purchase Period, by (ii) the purchase price per share of the Stock determined under Section 7.

The Committee will reduce, on a substantially proportionate basis, the number of shares of Stock purchasable by each Participant upon exercise of his or her Stock Right for a Purchase Period in the event that the number of shares then available under the Plan is insufficient. Stock Right grants under this Section 6 will be automatic and need not be separately documented.

SECTION 7. PURCHASE PRICE

The purchase price of Stock issued pursuant to the exercise of a Stock Right will be 90% of the fair market value of the Stock on (a) the date of grant of the Stock Right or (b) the date on which the Stock Right is deemed exercised, whichever is less. If the shares of Stock are traded on a national exchange or trading system (including the NASDAQ National Market System and the OTC Markets Group), the fair market value for any day will mean the reported closing price of the Stock for such day; provided, that if such day is not a trading day, fair market value will mean the reported closing price of the Stock for the next preceding day which is a trading day. If the shares of Stock are not traded on an exchange or trading system, the fair market value of such Stock on such date will be established in a manner determined in good faith by the Board.

SECTION 8. EXERCISE OF STOCK RIGHTS

If any Employee is a Participant in the Plan on the last day of a Purchase Period, he or she will be deemed to have exercised the Stock Right granted to him or her for that Purchase Period. Upon such exercise, the Company will apply the balance of the Participant’s withholding account to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter will evidence the transfer of shares of Stock or will deliver the shares of Stock to the Participant and will return to him or her the balance, if any, of his or her withholding account in excess of the total purchase price of the shares so issued; provided, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the account and carried over to the next Purchase Period.

Notwithstanding anything herein to the contrary, the Company’s obligation to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

SECTION 9. INTEREST

No interest will be payable on withholding accounts.

SECTION 10. TAXES

Payroll deductions are made on an after-tax basis. If the Company determines that the exercise of a Stock Right or the disposition of shares following the exercise of a Stock Right could result in employment tax liability, the Company may, as a condition of exercise, make such provision as it deems necessary to provide for the remittance by the Participant of employment taxes required to be paid in connection with such exercise or disposition of shares.

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SECTION 11. CANCELLATION AND WITHDRAWAL

A Participant who holds a Stock Right under the Plan may at any time prior to exercise thereof under Section 8 cancel all (but not less than all) of his or her Stock Right by written notice delivered to the Company. Upon such cancellation, the balance in the Participant’s withholding account will be returned to the Participant.

A Participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last day of a Purchase Period will be deemed to have canceled his or her Stock Right.

A Participant who makes a hardship withdrawal from a Company savings plan qualifying under Section 401(k) of the Code (a “401(k) Plan”) will be deemed to have terminated his or her payroll deduction authorization as of the date of such hardship withdrawal, will cease to be a Participant as of such date, and will be deemed to have canceled his or her Stock Right. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in the Plan until the first Purchase Period that begins six months after the date of his or her hardship withdrawal.

SECTION 12. RESTRICTIONS ON TRANSFER

All shares of Stock purchased under the Plan will be subject to a restriction prohibiting the transfer of such shares of Stock from the account where such shares of Stock are initially held until such shares are sold through the Plan’s administrator, custodian, or record keeper. For the avoidance of doubt, this restriction will remain in effect following the termination of a Participant’s employment with the Company.

SECTION 13. TERMINATION OF EMPLOYMENT

Except as otherwise provided in Section 14, upon the termination of a Participant’s employment with the Company for any reason, he or she will cease to be a Participant, any Stock Right held by him or her under the Plan will be deemed canceled, the balance of his or her withholding account will be returned, and he or she will have no further rights under the Plan.

SECTION 14. DEATH OF PARTICIPANT

A Participant may elect that if death should occur during a Purchase Period the balance, if any, of the Participant’s withholding account at the time of death will be applied at the end of the Purchase Period to the exercise of the Participant’s Stock Right and the shares thereby purchased under the Stock Right (plus any balance remaining in the Participant’s withholding account) will be delivered to the Participant’s beneficiary or beneficiaries. Except as otherwise determined by the Committee (which may establish a procedure for the designation of beneficiaries under the Plan), a Participant’s beneficiary(ies) for purposes of the Plan will be the Participant’s estate.

SECTION 15. EQUAL RIGHTS; PARTICIPANT’S RIGHTS NOT TRANSFERABLE

All Participants granted Stock Rights under the Plan with respect to any Purchase Period will have the same rights and privileges. Each Participant’s rights and privileges under any Stock Right granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and except as provided in Section 14 above may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section, any Stock Rights held by him or her may be terminated by the Company and, upon return to the Participant of the balance of his or her withholding account, all of the Participant’s rights under the Plan will terminate.

SECTION 16. EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or as interfering with the right of the Company to discharge any Employee at any time.

SECTION 17. CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of RXi by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available under the Plan, the number and type of shares under Stock Rights granted but not exercised, the maximum number and type of shares purchasable under a Stock Right, and the Stock Right price will be appropriately adjusted.

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In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of RXi, or a merger or similar transaction in which RXi is not the surviving corporation or which results in the acquisition of RXi by another person, the Board will (a) if RXi is merged with or acquired by another corporation, provide that each outstanding Stock Right will be assumed or a substitute Stock Right granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (b) cancel each Stock Right and return the balances in Participants’ withholding accounts to the Participants, or (c) pursuant to Section 19, end the Purchase Period on or before the date of the proposed sale or merger.

SECTION 18. ADMINISTRATION OF PLAN

The Plan will be administered by the Committee, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable. References in the Plan to the Committee will include the Committee’s delegates to the extent of any delegation by the Committee to such delegates of administrative responsibilities hereunder. The Committee may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Committee may permit employees to provide notices and payroll deduction authorizations electronically.

SECTION 19. AMENDMENT AND TERMINATION OF PLAN

RXi reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by vote of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code and the regulations thereunder will have no force or effect unless approved by the stockholders of RXi within twelve months before or after its adoption.

The Plan may be suspended or terminated at any time by the Board. In connection therewith, the Board may either cancel outstanding Stock Rights or continue them and provide that they will be exercisable either at the end of the applicable Purchase Period as determined under Section 4 above or on such earlier date as the Board may specify (in which case such earlier date will be treated as the last day of the applicable Purchase Period).

SECTION 20. APPROVAL OF STOCKHOLDERS

The Plan and the exercisability of Stock Rights granted hereunder will be subject to the approval of the stockholders of RXi obtained within twelve months before or after the date the Plan is adopted by the Board.

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